Exhibit 10.2

August 11, 2020

Nortech Systems Announces Second-Quarter 2020 Results, Sale-Leaseback and Plant Consolidation

MINNEAPOLIS, MINNESOTA, USA – Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products serving the medical, aerospace & defense and industrial markets, reported nets sales of $26.5 million for the second quarter ended June 30, 2020, compared with $27.3 million for the second quarter of 2019.

Operating income for the second quarter of 2020 was $49,000, which compares with an operating loss of $1.2 million for the second quarter of 2019. Net loss for the second quarter of 2020 was $123,000, or $0.05 per diluted common share. This compares with a net loss for the second quarter of 2019 of $1.6 million, or $0.58 per diluted common share. Nortech’s backlog at the end of the second quarter 2020 was $46.6 million.

The Company also announced today that it has entered into sale and leaseback agreements with Essjay Investment Company, LLC (“Essjay”) relating to the Company’s manufacturing facilities in Bemidji and Mankato, Minnesota. Nortech and Essjay are expected to close the agreements during the Company’s fiscal third quarter, subject to final documentation and other customary conditions.

Nortech expects net proceeds from the sale, excluding expenses and expected taxes, of approximately $5 million. Nortech intends to use the funds to pay down debt, provide additional liquidity for initiatives, capital investments and working capital, and strengthen the Company’s financial position. At closing, Nortech will enter into a lease agreement for the Bemidji and Mankato, Minnesota facilities for an initial 15-year term, with multiple renewal options.

To further improve operational efficiencies and lower overhead costs, the Company announced that it is closing its Merrifield, Minnesota, production facility, shifting wire and cable assembly, system-level assembly and printed circuit board (PCB) manufacturing to Nortech’s other Minnesota locations.

The Merrifield production facility consolidation is expected to be complete on or before December 31, 2020, and will impact approximately 60 employees, who will be offered positions at other Nortech facilities in Minnesota. Additionally, by the end of 2020, the company will shift its PCB manufacturing from it’s Monterrey, Mexico, location to its Mankato, Minnesota production facility, Nortech’s PCB center of excellence.

"Given the challenging economic environment, we are pleased with the significant improvement in operating profitability for the second quarter, our sale and leaseback agreements with Essjay and the Company’s plans to drive PCB manufacturing productivity. Our balance sheet continues to strengthen, and the sale leaseback and plant consolidation will provide significant liquidity to make further investments in the business. Our goal through these essential moves is to enhance Nortech’s ability to operate through the current COVID-19 pandemic and succeed long term." stated Jay D. Miller, Chief Executive Officer and President.

Nortech, in partnership with our medical, industrial and defense customers, uses intelligence, innovation, speed and global expertise to provide manufacturing and engineering solutions. This enables our customers to be leaders in digital connectivity and data management to achieve their business goals. Nortech strives to be a premier workplace that fosters valued relationships internally and in our communities.

About Nortech Systems Incorporated Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech’s website is www.nortechsys.com.

Forward-Looking Statements This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties. Specifically, the company states above that it will complete the sale and leaseback transaction during the company’s fiscal third quarter of 2020 and that the company will gain operational efficiencies through plant consolidations. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30,		June 30,
	Unaudited	Unaudited	Unaudited	Unaudited
	2020	2019	2020	2019

Net Sales	$26,461	$27,292	$53,901	$55,457

Cost of Goods Sold	24,020	24,967	48,455	50,171

Gross Profit	2,441	2,325	5,446	5,286
	9.2%	8.5%	10.1%	9.5%

Operating Expenses
Selling Expenses	730	797	1,351	1,558
General and Administrative Expenses	1,662	2,737	3,655	5,041
Total Operating Expenses	2,392	3,534	5,006	6,599

Income (Loss) from Operations	49	(1,209)	440	(1,313)

Interest Expense	(176)	(279)	(400)	(524)

Income (Loss) Before Income Taxes	(127)	(1,488)	40	(1,837)

Income Tax (Benefit) Expense	(4)	64	26	78

Net Income (Loss)	$(123)	$(1,552)	$14	$(1,915)

Income (Loss) Per Common Share - Diluted	$(0.05)	$(0.58)	$0.01	$(0.72)

Weighted Average Number of Common Shares Outstanding - Diluted	2,657,530	2,676,449	2,666,532	2,672,758

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2020	2019
	Unaudited	Audited
Cash	$345	$351
Restricted Cash	409	309
Accounts Receivable	19,219	18,558
Inventories	15,492	14,279
Contract Assets	6,399	7,659
Prepaid Expenses and Other Current Assets	1,785	2,128
Property and Other Long-term Assets	13,817	14,408
Goodwill and Other Long-term Assets, Net	3,612	3,718
Total Assets	$61,078	$61,410

Accounts Payable	$13,523	$14,014
Current Portion of Lease Obligation	1,434	1,415
Other Current Liabilities	6,926	6,803
Long Term Line of Credit	4,392	10,088
Long-term Debt and Other Liabilities	9,162	3,297
Long Term Lease Obligation	5,618	5,817
Shareholders’ Equity	20,023	19,976
Total Liabilities and Shareholders’ Equity	$61,078	$61,410